Exhibit 10.1

TERM LOAN AGREEMENT

This Term Loan Agreement (the “Agreement”), dated as of September 28, 2006, is between Power-One, Inc., a Delaware corporation (“Borrower”), PWER Bridge, LLC, a Nevada limited liability company (“Lender”), and, with respect to Section 1.7, Stephens Investment Holdings, LLC, an Arkansas limited liability company (“Guarantor”).

SECTION 1
LOAN TERMS

1.1.                              Amount and Purpose.  Lender will make a loan to Borrower in the principal amount of Fifty Million Dollars ($50,000,000) (the “Loan”) to be used for funding a portion of the acquisition by Borrower or an affiliate thereof contemplated by that certain Agreement of Purchase and Sale between Borrower and Magnetek, Inc. of even date herewith (the “Purchase Agreement”).  The Loan is not revolving.  Any amount repaid may not be reborrowed. The closing of the Loan (the “Loan Closing”) will occur contemporaneously with the Closing (as such term is defined in the Purchase Agreement). If the Purchase Agreement terminates for any reason, then this Agreement shall terminate concurrently therewith.

1.2.                              Promissory Note.  The Loan will be evidenced by a promissory note (the “Note”) payable to Lender in the original principal amount of the Loan.

1.3.                              Documentation.  At or prior to the Loan Closing, Borrower must deliver the following documents and other items, executed and acknowledged as appropriate, all in form and substance reasonably satisfactory to Lender:

(a)                                  the Note;

(b)                                 evidence of Borrower’s due formation and good standing, as well as due authorization and execution of the Loan Documents;

(c)                                  a loan fee (the “Loan Fee”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000);

(d)                                 all reasonable out-of-pocket closing costs incurred by Lender in connection with the closing of the Loan (provided that Lender gives Borrower a reasonably itemized estimate thereof at least three business days before Closing); and

(e)                                  a legal opinion letter from Borrower’s counsel substantially in the form attached hereto as Exhibit A.

1.4.                              Loan Documents.  This Agreement and the Note are referred to as the “Loan Documents.”

1.5.                              Disbursement Procedures.  Lender will disburse the Loan Proceeds to an account designated by Borrower at the Loan Closing.

1.6.                              Maintenance Fee.  One the first (1st) anniversary of the Loan Closing, Borrower shall pay to Lender a maintenance fee in an amount equal to one percent (1%) of the outstanding principal balance of the Loan as of such date.

1.7.                              Guaranty of Lender’s Obligations.   Guarantor unconditionally guarantees the payment and performance by Lender of all of Lender’s obligations hereunder (the “Obligations”) for the benefit of Borrower and its assignees.  Borrower or its assignee may proceed directly against Guarantor for any funding obligation or monetary damage claimed hereunder without first proceeding against Lender. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against any person or entity or to pursue any other remedy in its power.  Guarantor agrees that one or more, and successive and/or concurrent, actions may be brought against it, and that the cessation of the liability for any reason, other than full satisfaction of the Obligations, shall not in any way affect the liability of the Guarantor hereunder. The guaranty set forth in this Section is a continuing guaranty and shall remain in effect until all of the obligations arising under this guaranty have been paid in full or otherwise satisfied or discharged. Guarantor hereby waives, for the benefit of the Borrower and its successors and assigns:  (i) any defense arising by reason of incapacity or lack of authority; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this guaranty and any legal or equitable discharge of the Obligations hereunder.

SECTION 2
COVENANTS OF BORROWER

So long as the Loan is outstanding:

2.1.                              Compliance with Law.  Borrower and its subsidiaries will comply with all existing and future laws, regulations, orders and requirements of, and all permits and approvals from, and agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over Borrower and Borrower’s business, except to the extent such non-compliance would not have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” shall mean any event or circumstances that would be reasonably expected to (a) have a material adverse effect on the business condition (financial or otherwise), operations, or properties of Borrower and its subsidiaries, taken as a whole, or (b) materially adversely affect Borrower’s ability to repay the Loan.

2.2.                              Use of Proceeds.  Borrower shall use the Loan proceeds for the purpose set forth in Section 1.1 above and for no other purpose whatsoever.

2.3.                              Site Visits.  Borrower shall permit Lender, its agents and representatives the right to enter and visit Borrower’s offices at any reasonable time to inspect Borrower’s books and records and make copies thereof and to confirm compliance with the terms of this Agreement, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to Borrower, and Borrower shall pay the reasonable out-of-pocket expenses of Lender in connection with one such site visit per 12-month period.  Lender is under no duty to examine any books or records and Lender shall not incur any obligation or liability by reason of not making any such inspection or inquiry.  Any site visit, observation or examination by Lender is solely for the purpose of protecting and preserving Lender’s rights under the Loan Documents.  Lender shall use reasonable efforts to avoid interfering with Borrower’s business in connection with the activities permitted under this Section.

2.4.                              Insurance.  Borrower, for itself and on behalf of its subsidiaries must maintain insurance on the respective businesses similar in all material respects to that historically maintained pursuant to their standard operating practices.

2.5.                              Preservation of Rights.  Borrower and its subsidiaries must obtain, preserve and maintain in good standing, as applicable, all material legal rights, privileges and franchises necessary or desirable for the conduct of their businesses, except to the extent failure to so obtain would not have a Material Adverse Effect.

2.6.                              Payment of Expenses.  Borrower must pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the making, disbursement and administration of the Loan, as well as any revisions, extensions, renewals or “workouts” of the Loan, and in the exercise of any of Lender’s rights or remedies under this Agreement.  Such costs and expenses include reasonable out-of-pocket legal fees and expenses of Lender paid to Lender’s outside counsel and any other reasonable out-of-pocket fees and costs for services.  Borrower acknowledges that the Loan Fee does not include amounts payable by Borrower under this Section.  All such sums incurred by Lender and not reimbursed by Borrower within 30 days of Lender’s written request to Borrower are considered additional loans to Borrower and bearing interest at the Past-Due Rate provided in the Note.

2.7.                              Financial and Other Information.

(a)                                  Borrower will make all required regulatory filings on a timely basis, including filing on Securities Exchange Commission (“SEC”) Forms 10-K and 10-Q.  Such filings will, in all material respects, be in the form required by applicable SEC rules and regulations and include the financial statements and other financial information that are required by applicable law and regulations to be included therein by Borrower.

(b)                                 Borrower shall provide to Lender copies of its United States federal tax returns, and any extensions thereof, together with all supporting schedules, within thirty (30) days of filing date.

(c)                                  On written request by Lender to Borrower, Borrower must promptly provide Lender with any other financial or other information concerning its affairs and properties as Lender may reasonably request.

2.8.                              Notices.  Borrower must promptly notify Lender in writing of:

(a)                                  Any litigation affecting Borrower or any of its subsidiaries where the amount claimed is Five Hundred Thousand Dollars ($500,000) or more;

(b)                                 Any notice that Borrower’s or any of its subsidiaries’ business fails in any respect to comply with any applicable law, regulation or court order, if such non-compliance would have a Material Adverse Effect; and

(c)                                  The occurrence of any Material Adverse Effect.

2.9.                              Notice of Change.  Borrower must give Lender prior written notice of any change in:

(a)                                  The location of its chief executive office; and

(b)                                 Borrower’s name, business structure or state of formation.

SECTION 3
NEGATIVE COVENANTS OF BORROWER

So long as the Loan remains outstanding:

3.1.                              Negative Covenants.  Without Lender’s prior written consent, Borrower must not engage in or do any of the following:

(a)                                  Sell any assets for less than fair market price except in the ordinary course of business;

(b)                                 Create, incur, assume or suffer to exist any further indebtedness, whether secured or unsecured, or permit any of its subsidiaries to create, incur, assume or suffer to exist any further indebtedness, whether secured or unsecured, other than (1) indebtedness existing at Magnetek S.p.A or any subsidiary thereof as of the Closing (the “Acquisition Debt”), (2) indebtedness described in the financial statements described in Section 4.6, and (3) additional junior or subordinated indebtedness of no more than Five Million US Dollars (US$5,000,000) in the aggregate;

(c)                                  Merge, dissolve, liquidate, combine, consolidate with or into another entity, lease or dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other person or entity, except for (1) transactions in which Borrower is the survivor that do not cause a Material Adverse Effect, and (2) transactions by and among Borrower’s subsidiaries as part of a reorganization;

(d)                                 Engage in any material line of business substantially different from those lines of business conducted by Borrower or any lines of business acquired by Borrower pursuant to the Acquisition Agreement as of the closing of the Loan or any business reasonably related or incidental thereto;

(e)                                  Engage in any private or open-market purchase of its outstanding capital stock or pay any dividends with respect to its outstanding capital stock, except pursuant to the stock repurchase program currently authorized by Borrower; or

(f)                                    Amend, modify or change its certificate of incorporation or bylaws in a manner materially adverse to Lender.

SECTION 4
REPRESENTATIONS AND WARRANTIES BY BORROWER

Borrower represents and warrants to Lender that:

4.1.                              Formation.  Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to be so licensed would not have a Material Adverse Effect.

4.2.                              Authority.  The execution, delivery and performance by Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate, company or other organizational action, and do not (a) contravene the terms of Borrower’s certificate of incorporation or bylaws; (b) conflict with or result in any breach or contravention of, or the creation of any lien under (i) any contractual obligation to which Borrower is a party, or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Borrower or its property is subject; (c) violate any law; or (d) result in a limitation on any licenses, permits or other approvals applicable to the business, operations or properties of Borrower, except, in the case of (b), (c) or (d), where the conflict, breach, violation or limitation would not have a Material Adverse Effect.

4.3.                              Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person with respect to any material contractual obligation is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document, other than those that have already been obtained and are in full force and effect and other than those which the failure to obtain would not have a Material Adverse Effect.

4.4.                              Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by Borrower.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy or similar laws or by equitable principles relating to enforceability.

4.5.                              Litigation.  There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, impositions of criminal or civil fines and penalties, proceedings, claims or disputes pending or, to the actual knowledge of Borrower (without any obligation to take any investigation or inquiry), threatened in writing, at law, in equity, in arbitration or before any governmental authority, by or against Borrower or against any of their properties or revenues that (a) purport to prohibit or restrain this Agreement or any other Loan Document, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

4.6.                              Financial Information.  The unaudited financial statements for the fiscal quarter ended June 30, 2006 included in the Quarterly Report on Form 10-Q filed by Borrower on August 9th, 2006 fairly and accurately represent in all material respects the financial condition (including all material contingent liabilities) of Borrower as of June 30, 2006 in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and for year-end adjustments), unless otherwise noted therein.  Since the dates of such financial statements, there has been no Material Adverse Effect.

4.7.                              Borrower Not a “Foreign Person”.  Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

4.8.                              Status of Property and Assets.  To Borrower’s knowledge, Borrower and its subsidiaries have (A)  good and marketable title to its owned real properties, (B) valid title to all other assets reflected in its financial statements as being owned by them, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those securing indebtedness described in such financial statements or which do not materially affect the present or proposed use of such properties or assets or would not cause a Material Adverse Effect, and (C) valid and subsisting leases with respect to leased properties, with only such exceptions as in the aggregate are not material and do not interfere with the conduct of the business of Borrower and its subsidiaries or would not cause a Material Adverse Effect.  To Borrower’s actually knowledge, there exists no default under the provisions of any lease, contract or other obligation to which Borrower is a party which may result in a Material Adverse Effect.

4.9.                              Tax Matters.  Borrower and its subsidiaries have filed all federal, state and other tax returns and reports which have been required to be filed and have paid all material taxes indicated by said returns and all assessments received by them to the extent that such taxes have become due and there is no tax deficiency that has been asserted in writing against Borrower that might have a Material Adverse Effect.  All material tax liabilities are adequately provided for on the books of Borrower and its subsidiaries.

4.10.                        Licenses and Intellectual Property.  Borrower and its subsidiaries hold all licenses, authorizations, charters, certificates and permits from governmental authorities which are necessary to the conduct of their businesses, except to the extent failure to hold would not have a Material Adverse Effect, and neither Borrower nor any of its subsidiaries has received written notice of any proceeding relating to the revocation or modification of any of such licenses, authorizations, charters, certificates or permits.  Borrower and its subsidiaries own or otherwise possess rights to the patents, patent rights, licenses, inventions, copyrights, trademarks, service marks and trade names presently employed by them in connection with the businesses now operated by them, and neither Borrower nor any of its subsidiaries has received any notice of infringements of or conflict with asserted rights of others with respect to any of the foregoing, except where such infringement or conflict would not reasonably be expected to result in a Material Adverse Effect.

4.11.                        Labor Matters.  No labor dispute is pending or, to the knowledge of Borrower, threatened in writing against Borrower’s or any of its subsidiaries’ employees which could result in a Material Adverse Effect.  No collective bargaining agreement exists with any of Borrower’s United States employees and, to Borrower’s knowledge, as of the date hereof, there is no union organizing efforts pending with respect to Borrower’s United States employees.

4.12.                        Political Contributions.  To Borrower’s knowledge, neither Borrower nor any of its subsidiaries has at any time during the last five (5) years  (a) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (b) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, in any case that would result in a Material Adverse Effect.

4.13.                        Hazardous Substances.  Without limiting the generality of any of the foregoing representations (A) none of the operations of Borrower or its subsidiaries is in violation of any federal, state or local statute, rule, regulation, decision or order of any regulatory authority or governmental body or any court relating to the use, disposal or release of hazardous or toxic substances or relating to the protection of human health and safety or the protection or restoration of the environment or human exposure to hazardous or toxic substances or wastes, pollutants or contaminants, except to the extent such violation would not have a Material Adverse Effect; (B) neither Borrower nor any of its subsidiaries has been notified in writing that it is under investigation or under review by any regulatory authority or governmental body with respect to compliance with any environmental law which could reasonably be expected to cause a Material Adverse Effect; (C) neither Borrower nor any of its subsidiaries has any liability in connection with the past generation, use, treatment, storage, disposal or release of any hazardous material, except to the extent such liability would not have a Material Adverse Effect; (D) there is no hazardous material that may reasonably be expected to pose any material risk to safety, health, or the environment, on, under or about any property owned, leased or operated by Borrower or any of its subsidiaries or, to the knowledge of Borrower, any property adjacent to any such property, which liability could reasonably be expected to cause a Material Adverse Effect; and (E) there has heretofore been no release of any hazardous material on, under or about such property, or, to the knowledge of Borrower, any such adjacent property, which release could reasonably be expected to cause a Material Adverse Effect.  None of the currently owned real property or, to the actual knowledge of Borrower, currently leased or previously owned real property of Borrower or any of its subsidiaries is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on the Comprehensive Environmental Response Compensation Liability Information System List or any Market, subject only to official notice of issuance.

4.14.                        Accounting Matters.  Borrower maintains systems of internal accounting and disclosure controls and procedures sufficient to provide in all material respects reasonable assurances that (A) material transactions are executed in accordance with management’s general or specific authorization; (B) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to material assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for material assets is compared with existing material assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) material accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Borrower has complied with its systems of internal accounting and disclosure controls and procedures in all material respects and has not received a written notification from any accountants, independent auditors or other consultants challenging the adequacy or requesting modification of such systems.  Borrower’s systems of internal accounting and disclosure controls and procedures in all material respects (X) are sufficient to ensure that information required to be disclosed by Borrower in the reports that it files and submits to the SEC under the Securities Exchange Act of 1934, as amended, is accumulated, recorded, processed, communicated to Borrower’s principal executive officer and principal financial officer, summarized and reported within the time periods specified in the SEC’s rules and forms, (Y) contain no deficiencies in the design or operation of such controls and procedures which could materially adversely affect Borrower’s ability to so accumulate, record, process, communicate, summarize and report financial and other relevant information and (Z) are sufficient to satisfy Section 302 of the Sarbanes-Oxley Act of 2002 and related rules promulgated thereunder.

SECTION 5
REPRESENTATIONS AND WARRANTIES BY LENDER

Lender represents and warrants to Borrower that:

5.1.                              Formation.  Lender (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its obligations under this Agreement.

5.2.                              Authority.  The execution, delivery and performance by Lender of this Agreement have been duly authorized by all necessary company action, and do not (a) contravene the terms of Lender’s articles of organization or operating agreement; (b) conflict with or result in any breach or contravention of, or the creation of any lien under (i) any contractual obligation to which Lender is a party, or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Lender or its property is subject; or (c) violate any law.

5.3.                              Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person with respect to any material contractual obligation is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Lender of this Agreement, other than those that have already been obtained and are in full force and effect.

5.4.                              Binding Effect.  This Agreement has been duly executed and delivered by Lender.  This Agreement constitutes a legal, valid and binding obligation of Lender, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy or similar laws or by equitable principles relating to enforceability.

SECTION 6
DEFAULT AND REMEDIES.

6.1.                              Events of Default.  Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events (“Event of Default”):

(a)                                  Borrower fails to make any payment due under the Note, within five (5) days after the date due (provided that such five (5) day period shall not apply on any payment due on the Maturity Date, as defined in the Note), or Borrower fails to make any payment demanded by Lender under any other Loan Document, within ten (10) days after the date due or after written demand by Lender if no due date is stated therefor; or

(b)                                 Borrower fails to timely observe, perform and comply with any covenant contained in this Agreement other than those referred to in clause (a), and does not either cure that failure within thirty (30) days after written notice from Lender, or, if the default cannot be cured in thirty (30) days, within a reasonable time but not to exceed ninety (90) days after written notice; or

(c)                                  Borrower becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships; or

(d)                                 Borrower dissolves, terminates, or liquidates; or

(e)                                  Any representation or warranty made or given by Borrower in this Agreement or any other Loan Document proves to have been false or misleading in any material respect at the time given; or

(f)                                    A default is declared or occurs under any of the other Loan Documents (and, if a cure period is provided with respect to said default, said default is not fully cured within the period provided in said Loan Document for cure of said default); or

(g)                                 A final, non-appealable judgment from a court of competent jurisdiction in an amount greater than Five Million Dollars ($5,000,000) in excess of any insurance coverage is entered against Borrower; or

(h)                                 Borrower or any of its subsidiaries defaults under any instrument for indebtedness or borrowed money (other than any Acquisition Debt, and other than any indebtedness of Magnetek S.p.A) that results in the acceleration of such indebtedness; or

(i)                                     Borrower experiences a Material Adverse Effect.

6.2.                              Remedies.  If an Event of Default occurs under this Agreement, (a) Lender may exercise any right or remedy which it has under any of the Loan Documents, or which is otherwise available at law or in equity or by statute, and all of Lender’s rights and remedies shall be cumulative, (b) Lender shall have the right to set-off and apply, to the extent thereof and to the maximum extent permitted by law, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against any indebtedness owning under the Note immediately upon the occurrence of any default notwithstanding any notice requirements, grace or cure periods, and (c) all of Borrower’s obligations under the Loan Documents shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Lender’s option, exercisable in its sole discretion.

6.3.                              Cure Periods.  All notice and cure periods provided in this Agreement or in any Loan Document shall run concurrently with any notice or cure periods provided by law.

SECTION 7
MISCELLANEOUS PROVISIONS

7.1.                              No Waiver; Consents.  No alleged waiver by Lender is effective unless in writing, and no waiver may be construed as a continuing waiver.  No waiver is implied from any delay or failure by Lender to take action on account of any default of Borrower.  Consent by Lender to any act or omission by Borrower may not be construed as a consent to any other or subsequent act or omission.

7.2.                              No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of Lender and Borrower and their successors and assigns.  No trust fund is created by this Agreement and no other persons or entities have any right of action under this Agreement or any right to the Loan funds.

7.3.                              Notices.  Any and all notices and demands by either party hereto to the other party, required or desired to be given hereunder shall be in writing and shall be validly given only if (i) personally delivered, (ii) deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or (iii) if made by Federal Express or other delivery service which keeps records of deliveries and attempted deliveries.  Service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner, and sent to the address set forth below the receiving party’s signature set forth below  Those addresses may be changed by either party by notice to the other party, which notice of change shall be effective upon actual receipt by the other party.

7.4.                              Attorneys’ Fees.  If any lawsuit or arbitration is commenced which arises out of, or which relates to this Agreement, the Loan Documents or the Loan, including any alleged tort action, regardless of which party commences the action, the prevailing party is entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees in the action or proceeding, in addition to costs and expenses otherwise allowed by law.  Any such attorneys’ fees incurred by either party in enforcing a judgment in its favor under this Agreement are recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligations are intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  In all other situations, including any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, Borrower agrees to pay all of Lender’s reasonable out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees, which may be incurred in any effort to collect or enforce the Loan or any part of it or any term of any Loan Document.

7.5.                              Heirs, Successors and Assigns.  The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that neither Lender nor Borrower may assign this Agreement without the prior written consent of the other.

7.6.                              Interpretation.  The language of this Agreement must be construed as a whole according to its fair meaning, and not strictly for or against any party.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

7.7.                              Time of the Essence.  Time is of the essence in the performance of this Agreement and the other Loan Documents.

7.8.                              Severability. If it is determined by a court of competent jurisdiction, government action or binding arbitration that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable in any jurisdiction, such provision shall be enforced in such jurisdiction as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement shall remain in full force and effect and bind the parties according to its terms, and any such determination shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent any provision of this Agreement (or part thereof) cannot be enforced in accordance with the stated intentions of the parties, such provision (or part thereof) shall be deemed not to be a part of this Agreement; provided that in such event the parties shall use their reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

7.9.                              Counterparts.  This Agreement may be executed in one or more counterparts, each of which is, for all purposes deemed an original and all such counterparts taken together, constitute one and the same instrument.

7.10.                        Choice of Law; Venue.  This Agreement is governed by Nevada law without regard to conflicts of laws principals.  Any action brought hereunder or in connection with the Loan Documents shall be brought in the state or federal courts located in Clark County, Nevada.  Each party waives any claim of inconvenient forum.

7.11.                        Integration.  This Agreement, together with the other Loan Documents, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior understandings (whether written, verbal or implied) with respect thereto.

7.12.                        Modification; Amendment.  No modification of, or amendment to, this Agreement shall be effective unless in writing signed by both parties.  This Agreement shall not be supplemented or modified by any course of dealing or other trade usage.

7.13.                        Headings.  All section headings are for convenience only and shall not be construed as part of this Agreement or as a limitation or expansion of the scope of the sections to which they refer.

7.14.                        Actions.  Lender has the right, but not the obligation, to commence, appear in, and defend any action or proceeding which might affect its rights, duties or liabilities relating to the Loan or any of the Loan Documents.  Borrower must pay within 30 days of written demand all of Lender’s reasonable out-of-pocket costs, expenses, and legal fees and expenses of Lender’s counsel incurred in those actions or proceedings.

7.15.                        Loan Commission.  Lender is not obligated to pay any brokerage commission or fee in connection with or arising out of the Loan.

7.16.                        Credit Verification.  Borrower hereby authorizes Lender to check any credit references and obtain credit reports from credit reporting agencies of Lender’s choice in connection with any monitoring, collection or future transaction concerning the Loan, including any modification, extension or renewal of the Loan.

7.17.                        WAIVER OF JURY TRIAL.  BORROWER WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER, AND BORROWER HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

7.18.                        Confidentiality.  Lender agrees to keep confidential and not use for any purpose other than evaluating and monitoring the Loan or bringing any action for the enforcement of the Loan Documents, including, without limitation, any collection action, any confidential, nonpublic or proprietary information about Borrower and its subsidiaries that it may receive pursuant to this Agreement, except to the extent in the public domain through no fault of Lender or its affiliates.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date first above written.

Borrower:

Power-One, Inc.,
a Delaware corporation

By:	/s/ Paul E. Ross
Paul E. Ross, Chief Financial Officer

Address of Borrower:

Power-One, Inc.
740 Calle Plano
Camarillo, CA 93012
Attn: General Counsel

Lender:

PWER Bridge, LLC,
a Nevada limited liability company

By:	/s/ Mark Doramus
Mark Doramus, Manager

Address of Lender:

PWER Bridge, LLC
c/o David Knight
Stephens, Inc.
111 Center Street
Little Rock, Arkansas 72201

Section 1.7 above is agreed to by:

Stephens Investment Holdings, LLC,
an Arkansas limited liability company

By:	/s/ Kathy Bryant
Kathy Bryant, Vice President